Exhibit 99.1

  Digital Recorders, Inc. Notes Additional Transit Security Funding
                     Being Sought by U.S. Senate;
 CEO Says Funding Trends Appear to Be Moving in a Positive Direction

    DALLAS--(BUSINESS WIRE)--Sept. 19, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a digital communications technology leader in the transportation, law enforcement, and security industries, noted today that the U.S. Senate recently voted to amend H.R. 4954, the Port Security Improvement Act of 2006, to include $3.5 billion for transit security over three years.
    According to the American Public Transportation Association
(APTA), the Senate's amendment requires the Secretary of the Department of Homeland Security to award grants directly to public transportation agencies for allowable capital security improvements, including: tunnel protection systems; chemical, biological, radiological or explosive detection systems; surveillance, communications and emergency response equipment; evacuation improvements; security training for employees; live or simulated drills; public awareness campaigns; and canine patrols.
    According to APTA, the House version of this bill does not include the provisions for transit security investments; therefore, if the Senate version is passed in its current form, a conference committee will need to resolve the differences between the two bills.
    APTA also recently reported that the U.S. federal government has allocated less than $400 million for transportation security since the Sept. 11, 2001 terrorist attacks -- yet the American transit industry "knows" that it needs at least $6 billion to meet the security needs of its customers.
    In contrast, APTA announced in July 2006 that the aviation industry had received more than $20 billion for aviation security since the 2001 terrorist attacks.
    "Considering that Americans use public transportation approximately 32 million times each day -- that's 16 times more than domestic airline trips -- the lack of adequate transit security funding is disturbing. If approved, this additional $3.5 billion in funding should aide the U.S. transit industry's continued recovery from the downturn caused by the lack of adequate federal funding from 2003 to 2005," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.
    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada. For more information, go to www.apta.com.

    TRANSIT INDUSTRY REPORT

    In "Beyond Aviation: The Emerging Ground Transportation Security Market," a Convergent Security Group market report published in September 2006 by the Legend Merchant Group and GrayDome Partners, LLC, authors Scott Greiper and Mark Sauter said terrorist attacks on transportation facilities in Moscow, Madrid, London, and Mumbai have killed hundreds of people in the last two years, and several plots against the New York City mass transit system had been thwarted.
    Mr. Greiper and Mr. Sauter also said, "Some 6,000 transit systems carry about 14 million Americans each weekday on buses, subways, ferries, and light rail -- far exceeding the number of passengers on airplanes."
    The authors surmised, "We believe the current imbalance is beginning to shift and that government and industry funding for ground transportation security is poised for growth ...."
    "The authors' conclusions are consistent with those recognized by DRI's management team while completing the Company's strategic business plans for 2007 and beyond. The slowness of progress in funding the mass transit industry's security readiness has been troubling. However, as the report suggests, we may now be seeing funding trends accelerate as exemplified by the Senate's recent move," Mr. Turney said.
    The Legend Merchant Group is a financial services firm based in New York City and San Francisco. For more information, go to www.legendmerchant.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a digital communications technology leader in the transportation, law enforcement, and security industries. Using proprietary hardware and software applications, our products improve the flow and mobility of people through transportation infrastructure, improve energy efficiency, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products -- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems -- enhance public transportation and mitigate security threats worldwide. By assisting transit vehicle operators' quest to increase ridership, our products also help reduce dependence on fuel. Our DAC(R) electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the opinions and/or research of the DRI senior management team, the American Public Transportation Association, the Convergent Security Group, the Legend Merchant Group, GrayDome Partners, LLC, Scott Greiper, and Mark Sauter, statements about the adequacy of current government funding levels for transit security, statements about the perceived motivations behind or results of the recent Senate amendment to H.R. 4954, statements regarding the perceived trend of increased attention to and funding of public transportation, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the anticipated outcome of any opinions and/or research of the DRI senior management team, the American Public Transportation Association, the Convergent Security Group, Legend Merchant Group, GrayDome Partners, LLC, Scott Greiper, and Mark Sauter may not prove beneficial to the Company and/or the U.S. transit industry as a whole, risk that the public transportation sector will not receive additional funding, attention, and support from lawmakers, risk that the need for additional funding for public transit security may not be accurate or predictive of future trends, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed April 17, 2006, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com